UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2014

AMERIPRISE FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32525	13-3180631
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 Ameriprise Financial Center Minneapolis, Minnesota	55474
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (612) 671-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03      Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the 2014 annual meeting of stockholders held on April 30, 2014, the stockholders of Ameriprise Financial, Inc. (the “Company”) approved an amendment and restatement of the Company’s certificate of incorporation (“Certificate of Incorporation”), which became effective upon the filing of the amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware following the meeting. In addition, the Board of Directors (“Board”) of the Company approved, effective immediately, certain amendments to the Company’s by-laws (“By-Laws”). A summary of the changes to the Certificate of Incorporation and the By-Laws is set forth below and is qualified in its entirety by reference to the full text of the amended and restated Certificate of Incorporation and the amended and restated By-Laws, complete copies of which are attached hereto as Exhibits 3.1 and 3.2 and are hereby incorporated by reference in response to this Item 5.03.

Amendments to the Certificate of Incorporation include: (i) the elimination of references in Article V to the declassification of the Board, which declassification became effective as of the 2013 annual meeting of stockholders; (ii) the elimination of the requirement in Article V that the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the Company is required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws; (iii) the elimination of the requirement in Article VIII that the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the Company is required for stockholders to adopt, amend, alter or repeal any provision of the Certificate of Incorporation; and (iv) other non-material amendments.

Amendments to the By-Laws include: (i) the clarification in Article III that Board committees have the authority to make recommendations to stockholders regarding the election or removal of directors; and (ii) the elimination of the requirement in Article IX that the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the Company is required for stockholders to adopt, amend, alter or repeal any provision of the By-Laws.

Item 5.07      Submission of Matters to a Vote of Security Holders.

The 2014 annual meeting of the stockholders of the Company was held on April 30, 2014. At the meeting, the holders of 165,276,536 shares of common stock, which represents approximately 87 percent of the 190,594,540 outstanding shares entitled to vote as of the March 4, 2014 record date were represented in person or by proxy. Detailed voting results are set forth below.

Item 1 — Election of Directors. The stockholders elected each director nominee for a term of one year to expire at the 2015 annual meeting of stockholders or until their successors are elected and qualified. The voting results were as follows:

Name	Votes For	Votes Against	Abstentions	Broker Non-Votes
James M. Cracchiolo	142,713,466	6,500,300	1,018,425	15,044,345
Dianne Neal Blixt	149,359,754	322,523	549,914	15,044,345
Amy DiGeso	149,410,955	274,731	546,505	15,044,345
Lon R. Greenberg	139,611,465	10,066,231	554,495	15,044,345
W. Walker Lewis	148,973,018	705,843	553,330	15,044,345
Siri S. Marshall	148,738,624	697,737	795,830	15,044,345
Jeffrey Noddle	148,966,311	710,934	554,946	15,044,345
H. Jay Sarles	132,841,317	16,839,836	551,038	15,044,345
Robert F. Sharpe, Jr.	147,760,510	1,924,172	547,509	15,044,345
William H. Turner	149,329,802	349,445	552,944	15,044,345

Item 2 — Nonbinding Advisory Vote to Approve the Compensation of Named Executive Officers. The stockholders approved, on an advisory basis, the compensation of its named executive officers. The proposal received “for” votes from approximately 97 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
144,138,082	4,526,640	1,567,469	15,044,345

Item 3 — Amendment and  Restatement of the Company’s Certificate of Incorporation to Eliminate Supermajority Voting Rights and Effect Certain Other Non-Material Amendments. The stockholders approved the amendment and restatement of the Company’s Certificate of Incorporation. The proposal received “for” votes from more than 99 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
149,176,843	449,126	606,222	15,044,345

Item 4 — Amendment and Restatement of the Ameriprise Financial 2005 Incentive Compensation Plan. The stockholders approved the amendment and restatement of the Ameriprise Financial 2005 Incentive Compensation Plan. The proposal received “for” votes from approximately 86 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
128,091,055	21,445,334	695,802	15,044,345

Item 5 — Ratification of the Audit Committee’s Selection of the Company’s Independent Registered Public Accountant for 2014. The stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014. The proposal received “for” votes from approximately 99 percent of the shares voted:

Votes For	Votes Against	Abstentions
162,953,364	1,558,445	764,727

Item 6 — Stockholder Proposal Relating to the Disclosure of Political Contributions and Expenditures. The stockholders did not approve the stockholder proposal for the Company to disclose its policies and procedures related to political contributions and expenditures with corporate funds, as well as certain information relating to such contributions and expenditures. The proposal received “for” votes from approximately 31 percent of the shares voted:

Votes For	Votes Against	Abstentions	Broker Non-Votes
42,282,457	92,840,311	15,109,423	15,044,345

Item 9.01       Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Certificate of Incorporation of Ameriprise Financial, Inc.

Exhibit 3.2	Amended and Restated By-Laws of Ameriprise Financial, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERIPRISE FINANCIAL, INC.
(Registrant)

Date: May 1, 2014	By	/s/ Thomas R. Moore
Thomas R. Moore
Vice President, Chief Governance Officer
and Corporate Secretary